Exhibit 10.6

RESTRICTED STOCK UNIT AWARD CERTIFICATE

(Performance- and Service-Based)

Non-transferable

GRANT TO

(the “Participant”)

by ScanSource, Inc. (the “Company”)

The Company hereby grants to Participant a performance-based and service-based Restricted Stock Unit (“RSU”) Award (the “Award”), which represents a contingent right to acquire shares of the Company’s common stock, no par value (the “Shares”). The Award is subject to the terms and conditions set forth in this Restricted Stock Unit Award Certificate (Performance- and Service-Based) (the “Award Certificate”), including Schedule A, which is attached hereto and expressly made a part of this Agreement, and the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), the terms of which are incorporated herein in their entirety.

Participant:
Award Date:
Performance Cycle:	July 1, 20__ to June 30, 20__
The actual number of Shares, if any, subject to the Award that may be earned shall be determined based on the attainment of the performance goals specified in Schedule A, as determined by the Compensation Committee (“Committee”) following the end of the Performance Cycle; provided, however, that no Shares shall vest and be distributable to the Participant unless the Participant is continuously employed by the Company from the Award Date until June 30, 20__ and the provisions of Section 2 of Schedule A are met, except as otherwise provided in Section 3 of the Award Certificate in the event of death, Disability or Retirement or in Section 4 of the Award Certificate in the event of a Change in Control.
The aggregate target number of RSUs for the Performance Cycle is ______ RSUs (the “Target RSUs”).

Number of Restricted Stock Units (“RSUs”):	The maximum number of RSUs that are eligible to be earned under the Award is between 0% and 200% of the Target RSUs for the Performance Cycle based on attainment of the performance goals specified in Schedule A, as determined by the Committee following the end of the Performance Cycle; provided, however, that no Shares shall vest and be distributable to the Participant unless the Participant is continuously employed by the Company from the Award Date until June 30, 20__ and the provisions of Section 2 of Schedule A are met, except as otherwise provided in Section 3 of the Award Certificate in the event of death, Disability or Retirement or in Section 4 of the Award Certificate in the event of a Change in Control.

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed effective as of the Award Date.

SCANSOURCE, INC.

By:
Its:	Authorized Officer

Grant Date: (referred to herein as the “Award Date”):

AWARD CERTIFICATE TERMS AND CONDITIONS

1. Grant of Award. ScanSource, Inc. (the “Company”) hereby grants to the Participant named on Page 1 hereof (the “Participant”), subject to the restrictions and the other terms and conditions set forth in the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), and in this Award Certificate, a performance- and service-based Restricted Stock Unit Award (the “Award”) for up to the number of Shares indicated on Schedule A, which is attached hereto and expressly made a part of this Award Certificate. For the purposes herein, the Shares subject to the Award are units that will be reflected in a book account maintained by the Company and that will be settled in Shares if and only to the extent permitted under the Plan and this Award Certificate. Prior to issuance of any Shares upon vesting and payment of the Award, the Award shall represent an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting and Earning of the Award. The number of Shares subject to the Award that may be earned during the Performance Cycle will be determined by the Committee following the end of the Performance Cycle, as provided in Schedule A; provided, however, that (except as otherwise provided in Section 3 or Section 4 below), the Award shall not vest, in whole or in part, and the Participant shall not be entitled to any of the Shares (that is, Shares subject to the Award shall remain subject to forfeiture), unless the Participant remains continuously employed by the Company from the Award Date until June 30, 20__. The Committee has sole discretion to determine if and the extent to which the Award has become earned and vested. One Share of Stock will be issuable for each RSU that is earned and vests. RSUs that have been earned and become vested are referred to herein as “Vested RSUs.” RSUs that have not become earned and vested and remain subject to forfeiture are referred to herein as “Unvested RSUs.” The Unvested RSUs and Vested RSUs are collectively referred to herein as the “RSUs.” The Award will terminate and the Unvested RSUs will be subject to forfeiture upon termination of the Participant’s employment as set forth in Section 3.

3. Effect of Termination; Forfeiture.

(a) If the Participant’s employment with the Company terminates for any reason prior to June 30, 20__ other than as set forth in Section 3(b) or Section 4 below, then the Participant shall forfeit all of the Participant’s right, title and interest in the Award (and the underlying Shares), to the extent not vested and earned as of the date of the Participant’s termination of employment, and such Unvested RSUs shall revert to the Company (without the payment by the Company of any consideration for such Shares) immediately following the event of forfeiture.

(b) Notwithstanding the provisions of Section 2, Schedule A and Section 3(a) herein, the Award shall be deemed earned and vested on the earliest to occur of the following:

(i) Upon the termination of the Participant’s employment due to death or Disability prior to June 30, 20__, (A) the Award shall be deemed earned as if the goal(s) for the Performance Cycle had been met at target and the earned RSUs will vest as of the termination of the Participant’s employment with the Company due to death or Disability, if the termination of the Participant’s employment occurs prior to completion of the Performance Cycle, or (B) the Award shall vest, with respect to the previously-earned RSUs, as of the termination of the Participant’s employment with the Company due to death or Disability, if the termination of the Participant’s employment occurs after completion of the Performance Cycle.

(ii) Upon the termination of the Participant’s employment due to Retirement prior to June 30, 20__, the Participant shall be paid a pro rata award based on the number of completed days in service from the Award Date until June 30, 20__, (A) based on actual performance through the date of termination of the Participant’s employment, if the termination of the Participant’s employment occurs prior to completion of the Performance Cycle, or (B) with respect to previously-earned RSUs, if the termination of the Participant’s employment occurs after completion of the Performance Cycle.

(c) Any amounts payable as provided herein shall be paid as described in Section 6.

(d) For clarification, for the purposes of this Section 3, “Cause” shall have the meaning given such term in the Plan, “Disability” shall have the meaning given such term in Section 2.26(a) of the Plan; and “Retirement” shall mean the Participant’s Termination of Service (other than for Cause) on or after attaining a minimum age of 55 and completing 10 or more years of service with the Company and its Affiliates. For purposes of this Award, termination of employment will be construed consistent with a separation from service within the meaning of Section 409A of the Code.

4. Effect of Change in Control. In the event of a Change in Control prior to June 30, 20__:

(a) To the extent that the successor or surviving company in the Change in Control event does not assume or substitute for the Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as Awards outstanding under the Plan immediately prior to the Change in Control event, the Award shall be deemed vested, earned and payable (A) based on attainment of the performance goal(s) at target with respect to the Performance Cycle that has not been completed as of the date of the Change in Control or (B) with respect to previously-earned RSUs if the Performance Cycle has been completed by the time of the date of the Change in Control, provided the Participant remains continuously employed by the Company from the Award Date until the time of the Change in Control.

(b) The Award will nonetheless become vested, earned and payable as provided herein if the employment of the Participant is terminated by the Company or the Participant in contemplation of a Change in Control (whether or not the Change in Control is consummated) or, in the event that the Award is substituted, assumed or continued in connection with a Change in Control, within one year after the effective date of a Change in Control, in either event prior to June 30, 20__, if such termination of employment (X) is by the Company not for Cause or (Y) is by the Participant for Good Reason. In such event, the Award shall be deemed vested, earned and payable (i) (A) based on actual performance through the date of termination of the Participant’s employment if the employment of the Participant is terminated by the Company or the Participant in contemplation of a Change in Control (whether or not the Change in Control is consummated) and prior to completion of the Performance Cycle, or (B) with respect to previously-earned RSUs, if the employment of the Participant is terminated by the Company or the Participant in contemplation of a Change in Control (whether or not the Change in Control is consummated) and after completion of the Performance Cycle, and (ii) (A) as if the performance goal(s) had been met at target with respect to the Performance Cycle that has not been completed as of the date of the Change in Control if the employment of the Participant is terminated by the Company or the Participant within one year after the effective date of a Change in Control or (B) with respect to previously-earned RSUs with respect to the Performance Cycle that has been completed as of the date of the Change in Control if the employment of the Participant is terminated by the Company or the Participant within one year after the effective date of the Change in Control. The employment of the Participant will be deemed to have been terminated in contemplation of a Change in Control if the Participant’s employment terminates at any time during which (i) the Company has initiated a transaction process or is engaged in discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before complete abandonment of such discussions without the transaction being consummated) or (ii) the Company has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before complete termination of such agreement without the transaction being consummated).

(c) Any amounts payable as provided herein shall be paid as described in Section 6.

(d) For clarification, for the purposes of this Section 4, “Change in Control” shall have the meaning given such term in the Plan, and “Good Reason” shall has the same definition as under any employment, change in control or service agreement between the Company or any Affiliate and the Participant or, if no such employment, change in control or service agreement exists or if such employment, change in control or service agreement does not contain any such definition, Good Reason shall mean, without the Participant’s consent, the following: (i) any action taken by the Company or an Affiliate which results in a material reduction in the Participant’s authority, duties or responsibilities (except that any change in the foregoing that results solely from (A) the Company ceasing to be a publicly traded entity or from the Company becoming a wholly-owned subsidiary of another publicly traded entity or (B) any change in the geographic scope of the Participant’s authority, duties or responsibilities will not, in any event and standing alone, constitute a substantial reduction in the Participant’s authority, duties or responsibilities); (ii) the assignment to the Participant of duties that are materially inconsistent with Participant’s authority, duties or responsibilities; (iii) any material decrease in the Participant’s base salary or annual bonus opportunity, except to the extent the Company has instituted a salary or bonus reduction generally applicable to all similar employees of the Company other than in contemplation of or after a Change in Control; (iv) other than for international employees, the relocation of the Participant to any principal place of employment other than that as of the date of grant of the Award, or any requirement that Participant relocate his or her residence other than to that as of the date of grant of the Award, without the Participant’s express written consent to either such relocation, which in either event would increase the Participant’s commute by more than fifty (50) miles; provided, however, this subsection (iv) shall not apply in the case of business travel which requires the Participant to relocate temporarily for periods of ninety (90) days or less; or (v) the failure by the Company to pay to the Participant any portion of the Participant’s base salary or annual bonus within thirty (30) days after the date the same is due. Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Participant where Cause for the Participant’s termination by the Company or an Affiliate exists. The Participant must give the Company or Affiliate that employs the

Participant notice of any event or condition that would constitute “Good Reason” within thirty (30) days of the event or condition which would constitute “Good Reason,” and, upon the receipt of such notice, the Company or Affiliate that employs the Participant shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Participant for “Good Reason” must occur within thirty (30) days after the period for remedying such condition or event has expired.

5. Restrictions; Forfeiture. In addition to other terms and conditions stated in the Plan or this Award Certificate, the Award and the underlying Shares are subject to the following restrictions. No right or interest of the Participant in the Award, to the extent restricted, may be pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate or shall be subject to any lien, obligation or liability of the Participant to any other party other than the Company or an Affiliate. Except as otherwise provided in the Plan, the Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. Prior to vesting and payment, the Shares subject to the Award may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Except as may be otherwise provided in the Plan or this Award Certificate, if the Participant’s employment with the Company terminates for any reason (whether by the Company or the Participant and whether voluntary or involuntary) prior to June 30, 20__ other than as set forth in Section 3(b) or Section 4 herein, then the Participant shall forfeit all of the Participant’s right, title and interest in and to the Award and the Shares to the extent the Award (and corresponding Shares) were not earned and vested as of the date the Participant’s Continuous Status as a Participant terminated. The restrictions imposed under this Section 5 shall apply to all Shares or other securities issued with respect to Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

6. Settlement of Award; Delivery of Shares. No certificate or certificates for the Shares shall be issued at the time of grant of the Award. A certificate or certificates for the Shares underlying the Award (or, in the case of uncertificated Shares, other written evidence of ownership in accordance with applicable laws) shall be issued in the name of the Participant (or his beneficiary) only in the event, and to the extent, that the Award has been earned and vested. Notwithstanding the foregoing, the following provisions shall apply: (a) except with respect to distributions following termination of employment (that is, a “separation of service” under Code Section 409A) due to death, Disability or Retirement or in contemplation of a Change in Control or within one year after the effective date of a Change in Control, any Shares or other benefits payable pursuant to the Award shall, upon the earning and vesting of the Award, be distributed to the Participant (or his beneficiary) after June 30, 20__ and within the 60 days following June 30, 20__, and upon the earning and/or vesting of the Award in connection with a Change in Control be distributed to the Participant (or his beneficiary) within the 60 days following the Change in Control; and (b) any distributions due to termination of employment as a result of death, Disability or Retirement or in contemplation of a Change in Control or within one year after the effective date of a Change in Control shall be paid within 60 days following the date of termination of employment (except as otherwise provided below with respect to a delay in payments if the Participant is a “specified employee”), and the Participant shall not have the right to designate the taxable year of the payment. Notwithstanding the foregoing, if the Participant is or may be a “specified employee” (as defined under Code Section 409A), and the distribution is due to separation from service, then such distribution shall be subject to delay as provided in Section 18.22 of the Plan (or any successor provision thereto) to the extent required by Section 409A of the Code.

7. Voting and Dividend Rights. The Participant shall not be deemed to be the holder of any Shares subject to the Award and shall not have any dividend rights, voting rights or other rights as a shareholder unless and until (and only to the extent that) the Award has become earned and vested and certificates for such Shares have been issued to him (or, in the case of uncertificated shares, other written evidence of ownership in accordance with applicable laws shall have been provided).

8. No Right of Continued Employment or to Future Awards. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Participant’s employment at any time, nor confer upon the Participant any right to continue in the employ of the Company or any Affiliate. The grant of the Award does not create any obligation to grant further awards.

9. Tax Matters. The Participant will, no later than the date as of which any amount related to the Shares first becomes includable in the Participant’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state, local and foreign taxes (including any Federal Insurance Contributions Act (FICA) taxes) required by law to be withheld with respect to such amount. The withholding requirement may be satisfied, in whole or in part, unless the Committee determines otherwise, by withholding from this Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, or, where applicable, its Affiliates, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect to the legal, tax or investment consequences (including but not limited to income tax consequences) related to the grant of the Award or receipt or disposition of the Shares (or any other benefit), and the Participant is in no manner relying on the Company or its representatives for legal, tax or investment advice related to the Award or the Shares. The Participant acknowledges that there may be adverse tax consequences upon the grant of the Award and/or the acquisition or disposition of the Shares (or other benefit) subject to the Award and that the Participant has been advised that he should consult with his or her own attorney, accountant and/or tax advisor regarding the transactions contemplated by the Award and this Award Certificate. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

10. Plan Controls; Entire Agreement; Amendment. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative (unless the Committee determines otherwise). This Award Certificate, including Schedule A attached hereto, sets forth all of the promises, agreements, understandings, warranties and representations between the parties with respect to the Award. This Award Certificate may be amended as provided in the Plan.

11. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

12. Severability. If any one or more of the provisions contained in this Award Certificate is held to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to ScanSource, Inc., 6 Logue Court, Greenville, SC 29615, Attn: Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

14. Beneficiary Designation. The Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant hereunder and to receive any distribution with respect to the Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, the Participant’s rights with respect to the Award may be exercised by the legal representative of the Participant’s estate, and payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Company.

15. Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving the Award, the Participant agrees that he or she shall abide by all provisions of the Company’s Stock Ownership and Retention Policy, Compensation Recovery Policy and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to Participant from time to time. In addition, the Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Participant under Applicable Law.

SCHEDULE A

SCANSOURCE, INC.

2021 OMNIBUS INCENTIVE COMPENSATION PLAN

Restricted Stock Unit Award Certificate

(Performance-and Service-Based)

This Schedule A sets forth the performance goals for the performance-based and service-based Restricted Stock Unit Award (the “Award”) under the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), evidenced by the Restricted Stock Unit Award Certificate (Performance-and Service-Based) (the “Award Certificate”) to which it is attached. Capitalized terms not expressly defined in this Schedule A but defined in the Plan or the Award Certificate shall have the same definitions as in the Plan and/or the Award Certificate, as applicable.

1. Target RSUs: The aggregate target number of RSUs for the Performance Cycle is: _____ RSUs (the “Target RSUs”). The maximum number of RSUs that are eligible to be earned under the Award is between 0% and 200% of the Target RSUs

2. Applicable Performance Goals; Number of RSUs Earned: The actual number of RSUs, if any, that shall be earned is based on the following formula:

The actual number of RSUs earned equals the sum (rounded down to the nearest whole share) of (i) the aggregate target number of the RSUs for the Performance Cycle multiplied by 50% of the Normalized EPS/TSR Modifier (as described below) achieved for the two (2)-year performance period beginning July 1, 20__ and ending June 30, 20__ and (ii) the aggregate target number of the RSUs for the Performance Cycle multiplied by 50% of the Adjusted ROIC Modifier (as described below) achieved for the three (3)-year performance period beginning July 1, 20__ and ending June 30, 20__; the total sum capped at no more than 200% of the aggregate target number of RSUs for the Performance Cycle.

3. Determination of Normalized EPS/TSR Modifier: The Normalized EPS/TSR Modifier will be determined from the chart below based on the total Normalized EPS achieved for the two (2)-year performance period beginning July 1, 20__ and ending June 30, 20__, as modified by the Relative TSR Modifier for the same performance period.

First, determine total Normalized EPS for the two (2)-year performance period beginning July 1, 20__ and ending June 30, 20__. If total Normalized EPS is below Threshold Normalized EPS, then the Normalized EPS/TSR Modifier will be zero (0). If total Normalized EPS is at Threshold Normalized EPS, then the Normalized EPS/TSR Modifier will be 50% multiplied by the Relative TSR Modifier. If total Normalized EPS is at Target Normalized EPS, then the Normalized EPS/TSR Modifier will be 100% multiplied by the Relative TSR Modifier. If total Normalized EPS is at or above Maximum Normalized EPS, then the Normalized EPS/TSR Modifier will be 200% multiplied by the Relative TSR Modifier. For Normalized EPS results between (i) threshold and target and (ii) target and maximum, the percentage will be calculated using interpolation.

The Relative TSR Modifier will be the percentage multiplier assigned to the Company’s TSR rank compared to the Company’s Peer Group (as set forth on Schedule B) for the performance period beginning July 1, 20__ and ending June 30, 20__. To determine such rank, the TSR of the Company and each company in the Peer Group will be determined and ranked for the performance period to determine the quartile which contains the Company. There will be no interpolation necessary to determine the Relative TSR Modifier.

For example, if total Normalized EPS for the performance period is at Target Normalized EPS and the Company’s TSR rank compared to its Peer group for the performance period is in the top quartile, then the Normalized EPS/TSR Modifier will be 100% multiplied by 125% to equal 125%. The Normalized EPS/TSR Modifier may not exceed 200%.

Normalized EPS			Relative TSR Modifier
Preliminary Unadjusted Payout			Bottom Quartile	Median (2nd and 3rd Quartile)	Top Quartile
			Multiplier
			75%	100%	125%
Internal Financial Performance Metric	Below Threshold	0%	0% (0% x 75%)	0% (0% x 100%)	0% (0% x 125%)
	Threshold $__________	50%	37.5% (50% x 75%)	50% (50% x 100%)	62.5% (50% x 125%)
	Target $__________	100%	75% (100% x 75%)	100% (100% x 100%)	125% (100% x 125%)
	Maximum $_____________	200%	150.0% (200% x 75%)	200% (200% x 100%)	Capped at 200% (200% x 125%)

4. Determination of Adjusted ROIC Modifier. The Adjusted ROIC Modifier will be determined from the chart below based on the Adjusted ROIC achieved for the three (3)-year performance period beginning July 1, 20__ and ending June 30, 20__.

First, determine Adjusted ROIC for the three (3)-year performance period beginning July 1, 20__ and ending June 30, 20__. If Adjusted ROIC is below Threshold Adjusted ROIC, then the Adjusted ROIC Modifier will be zero (0). If Adjusted ROIC is at Threshold Adjusted ROIC, then the Adjusted ROIC Modifier will be 50%. If Adjusted ROIC is at Target Adjusted ROIC, then the Adjusted ROIC Modifier will be 100%. If Adjusted ROIC is at or above Maximum Adjusted ROIC, then the Adjusted ROIC Modifier will be 200%. For Adjusted ROIC results between (i) threshold and target and (ii) target and maximum, the percentage will be calculated using interpolation. The Adjusted ROIC Modifier may not exceed 200%.

Adjusted ROIC	Adjusted ROIC Modifier
Below Threshold	0%
Threshold 4.0% plus WACC	50%
Target 5.5% plus WACC	100%
Maximum 8.0% plus WACC	200%

3. Committee Certification: Notwithstanding the foregoing, the Award shall not be deemed payable, in whole or in part, until the Committee’s written certification regarding if and to the extent the applicable performance goals have been met.

4. Definitions: For purposes of this Schedule A, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” means the Company’s net income plus interest expense, income taxes, depreciation and amortization (“EBITDA”), plus other adjustments for non-GAAP measures, e.g., acquisition and divestiture costs, restructuring costs and stock-based compensation, for the applicable period.

“Adjusted ROIC” means the percentage determined by dividing the Company’s Adjusted EBITDA by the Company’s Invested Capital for each calendar quarter during the three (3)-year performance period beginning July 1, 20__ and ending June 30, 20__ and then determining the average of such quarterly determinations for the entire three (3)-year performance period.

“Invested Capital” means (i) the Company’s average equity for the applicable period, determined by calculating the equity value as of the beginning and ending of the performance period plus acquisition and divestiture costs, restructuring costs (net of tax) and discontinued operations net loss, plus (ii) the Company’s average daily funded interest-bearing debt for the applicable period. Average funded debt includes both continuing and discontinued operations and is calculated as the average daily amounts outstanding on the Company’s short-term and long-term interest-bearing debt.

“Normalized EPS” means the Company’s Normalized Net Income divided by the number of shares of Company common stock outstanding as of June 30, 20__.

“Normalized Net Income” means the amount identified as the Company’s aggregate earnings before tax achieved for the two (2)-year performance period beginning July 1, 20__ and ending June 30, 20__ multiplied by the percentage determined by subtracting the Company’s Target Tax Rate from one.

“Peer Group” means the companies listed in Schedule B; provided, however, if any listed company experiences an acquisition, divestiture or other unexpected fundamental change in its business that is material taken as a whole such that it is no longer reasonably comparable to the Company, that company will be eliminated, and, in case of any such elimination, another company which is reasonably comparable to the Company shall replace the eliminated company (provided another such company exists). If another reasonably comparable company does not exist, Schedule B will be adjusted to address any acquisition, divestiture or other unexpected fundamental change in the Peer Group taken as a whole.

“Target Tax Rate” means _________.

“TSR” means the company’s total shareholder return as calculated for the two (2)-year performance period beginning July 1, 20__ and ending June 30, 20__; expressed as a percentage, and including changes in Average Market Value (as hereinafter defined) of, and dividends or other distributions with respect to, the common stock of the company, and converted to an annual rate by dividing the calculated percentage for the specified period by the number of years and partial years for the performance period. TSR shall be determined as the sum of (1) the Ending Average Market Value (as hereinafter defined) reduced by the Beginning Average Market Value (as hereinafter defined) and (2) dividends or other distributions with respect to a share of the common stock of the company paid during the performance period (with such dividends and other distributions deemed reinvested in shares of common stock of the company based on the Market Share Price (as hereinafter defined) on the date of payment where not paid in shares of common stock of the company), and (3) with such sum being divided by the Beginning Average Market Value. TSR, including the value of reinvested dividends and other distributions, shall be determined on the basis of an appropriate total shareholder return model or such other authoritative source as the Committee may determine. For purposes of the foregoing determinations: (A) “Average Market Value” means the average of the closing price per share of company common stock as reported by NASDAQ, the NYSE, or other authoritative source as the Committee may determine for the applicable twenty (20) trading days beginning or ending on a specified date for which such closing price is reported by NASDAQ, the NYSE or other authoritative source as the Committee may determine; (B) “Beginning Average Market Value” means the Average Market Value based on the last twenty (20) trading days ending prior to the beginning of the Performance Period; (C) “Ending Average Market Value” means the Average Market Value based on the last twenty (20) trading days of the performance period; (D) “Market Share Price” means the closing price per share of company common stock as reported by NASDAQ, the NYSE or other authoritative source as the Committee may determine for the specified day (or the last preceding day thereto for which reported).

“WACC” means the Company’s weighted average cost of capital for the performance period.

SCHEDULE B

SCANSOURCE, INC.

2021 OMNIBUS INCENTIVE COMPENSATION PLAN

Restricted Stock Unit Award Certificate

(Performance-and Service-Based)

Peer Group

Applied Optoelectronics, Inc.
ADTRAN, Inc.
Advanced Energy Industries, Inc.
Arlo Technologies, Inc.
Benchmark Electronics, Inc.
Badger Meter, Inc.
CalAmp Corp.
Comtech Telecommunications Corp.
PC Connection, Inc.
CTS Corporation
Daktronics, Inc.
Diebold Nixdorf, Incorporated 3D Systems Corporation
Digi International Inc.
Extreme Networks, Inc.
FARO Technologies, Inc.
Fabrinet
Harmonic Inc.
Itron, Inc.
Knowles Corporation
Methode Electronics, Inc.
Insight Enterprises, Inc.
NETGEAR, Inc.
OSI Systems, Inc.
ePlus inc.
Plexus Corp.
Plantronics, Inc.
Rogers Corporation
Sanmina Corporation
TTM Technologies, Inc.
Viavi Solutions Inc.